EXHIBIT 99.1

Contact:	Pam Lord
Atkins + Associates
858-527-3494
plord@irpr.com

NANOGEN APPOINTS NEW PRESIDENT

SAN DIEGO, CA (June 2, 2004) – Nanogen, Inc. (Nasdaq: NGEN) announced today that it has appointed David Ludvigson as its president and chief operating officer replacing Bruce Huebner. Mr. Ludvigson is currently executive vice president and chief financial officer. Mr. Huebner has resigned to pursue other interests and will remain at Nanogen for several months in a transition capacity.

“David Ludvigson has been associated with Nanogen since 1996 as either an executive or as a board member. His familiarity with our business, operations and people will facilitate the management transition,” said Howard C. Birndorf, chairman and CEO of Nanogen. “I thank Bruce for his contributions to our business over the last two years.”

After serving on Nanogen’s board for seven years, Mr. Ludvigson was named executive vice president in May 2003. Over the last 20 years, he has held executive positions at leading biotechnology and high-technology companies, including Black Pearl, InterTrust Technologies, Matrix Pharmaceuticals, and IDEC Pharmaceuticals (now Biogen Idec). Mr. Ludvigson is a director for Argonaut Technologies and holds B.S. and M.S. degrees from the University of Illinois, Champaign-Urbana.

About Nanogen

Nanogen, Inc. develops and commercializes products for the molecular and point-of-care diagnostics markets. The company seeks to establish the unique, open-architecture NanoChip® Molecular Biology Workstation and NanoChip® Cartridge as the standard platform for the prediction, diagnosis and treatment of genetic and infectious diseases. Nanogen offers Analyte Specific Reagents and related products to research and clinical reference labs for the development of tests for the detection of genetic mutations associated with a variety of diseases, such as cystic fibrosis, Alzheimer’s disease, and cardiovascular disease. The company’s ten years of research involving nanotechnology may also have future applications in medical diagnostics, biowarfare and other industries. Nanogen’s business unit, SynX Pharma, leverages proteomic and biomarker research to offer a line of point-of-care diagnostic tests. For additional information please visit Nanogen’s website at www.nanogen.com.

Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including whether patents owned or licensed by Nanogen will be developed into products, whether Nanogen’s NanoChip(R) System can be successfully further commercialized, whether other products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, whether ASRs currently sold by Nanogen will become FDA-approved molecular diagnostic test kits, whether Nanogen will be successful in developing additional ASRs and protocols utilizing the NanoChip(R) System, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

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